Exhibit 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2011 RESULTS

SAN DIEGO – (November 3, 2011) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the third quarter of 2011. Financial highlights are as follows:

(Dollars in millions, except per share amounts)

	Q3 2011	% Chg Q3 2010	% Chg Q2 2011	YTD Sep 30, 2011	% Chg Sep 30, 2010
Revenue	$242.3	37%	3%	$706.2	51%
Gross Profit	$68.7	42%	6%	$201.6	56%
Net Loss	$(26.9)	(48%)	NM	$(23.8)	(53%)
Net Loss per Diluted Share	$(0.67)	(55%)	NM	$(0.60)	(61%)
Adjusted EBITDA*	$16.8	72%	10%	$50.3	68%
Adjusted EPS*	$0.05	NM	67%	$0.15	275%

*	See notes (2) and (3) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

NM – Not meaningful

Key business highlights for the third quarter are as follows:

•	Third quarter consolidated revenues were up 3% sequentially. Year-over-year consolidated revenues were up 37% as reported and 11% pro forma.

•	Revenues for our largest segment, Nurse and Allied Healthcare Staffing, were up 6% sequentially and 24% year-over-year pro forma due primarily to continued growth in travel nurse volume.

•	Third quarter consolidated gross margin improved sequentially and year-over-year due to improved bill rates on stable direct costs, as well as positive workers’ compensation adjustments.

•	EPS was impacted by $31.2 million in non-cash goodwill and other intangible asset impairment charges associated with the Home Healthcare Services segment.

“We continue to experience a steady market recovery, with sequential revenue growth across our largest business segments of Nursing and Allied Healthcare Staffing and Locum Tenens,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “We have been successful in adding new managed services program (MSP) clients and expanding our leadership position in this important service offering, which is increasingly preferred by clients. Since July of this year, we have executed new MSP contracts with an expected annualized gross revenue opportunity of over $35 million in 2012 and beyond.”

Third Quarter 2011 Results

For the third quarter of 2011, consolidated revenue was $242 million, an increase of 3% sequentially and 37% from the same quarter last year. Third quarter revenue for the Nurse and Allied Healthcare Staffing segment was $148 million, an increase of 6% sequentially and 59% from the same quarter last year. The Locum Tenens Staffing segment generated revenue in the third quarter of $72 million, an increase of 1% sequentially and 4% from the same quarter last year. Third quarter Physician Permanent Placement Services segment revenue was $9 million, a decrease of 3% sequentially and an increase of 6% from the same quarter last year. This sequential decline was due to the adoption of a new revenue recognition standard on January 1, 2011, which had a larger positive impact in the second quarter. Third quarter revenue for the Home Healthcare Services segment, which was added in the third quarter of 2010 through the Medfinders acquisition, was $13 million, a decrease of 5% from the prior quarter.

“The Nurse and Allied Healthcare Staffing results exceeded our expectations, and we are encouraged by the steady improvement in the underlying gross margins and continued opportunity for market share gains through our MSP clients. While the Locum Tenens segment showed sequential growth, the results were below our previous expectations. This shortfall was driven primarily by lower fill rates, which we believe can be improved upon in the coming months,” added Salka.

Gross margin in the third quarter of 2011 was 28.4%, an increase of 70 basis points compared to the previous quarter and an increase of 100 basis points from the same quarter last year. The sequential increase was due primarily to $1.1 million of positive workers’ compensation adjustments along with an improvement in bill-pay spreads in our temporary staffing segments. Without the workers’ compensation adjustments, gross margin was up 20 basis points sequentially and 50 basis points year-over-year.

SG&A expenses as a percentage of revenue for the third quarter were 22.2%, compared to 22.4% in the prior quarter and 26.5% in the same quarter last year. The decrease compared to both periods was due primarily to lower integration-related expenses associated with the Medfinders acquisition, with $0.2 million in the third quarter, compared to $1.2 million last quarter and $6.3 million of acquisition-related costs in the third quarter of last year. Excluding integration costs, SG&A expenses as a percentage of revenues were 22.1%, which was up 20 basis points from the prior quarter and down 90 basis points from the same quarter last year.

Third quarter 2011 GAAP net loss per diluted share was ($0.67), which included $31.2 million of non-cash goodwill and intangible asset impairment charges associated with the Home Healthcare Services segment. Adjusted earnings per share was $0.05, excluding impairment costs, integration-related costs, and credit agreement amendment fees of $1.1 million charged to interest expense. The impairment was driven by the future outlook of the home healthcare industry, which is being impacted primarily by adverse federal and state reimbursement rate and funding pressures.

In October, the Company signed a non-binding letter of intent with a strategic buyer to acquire our 19 home healthcare offices. Although not assured, we intend to execute a purchase agreement with this buyer during the fourth quarter, with a target close date during the first quarter of 2012.

As of September 30, 2011, cash and cash equivalents totaled $5 million, and total debt outstanding, net of discount, was $210 million.

Business Trends and Outlook

Going into the fourth quarter of 2011, most of our business segments will experience typical seasonal declines, with the exception of the Nurse and Allied Healthcare Staffing segment, which is expected to be flat sequentially. On a consolidated basis, fourth quarter revenues are expected to be between $232 million and $236 million. Gross margin is anticipated to be between 27.5% and 28.0%. SG&A expenses are expected to be approximately 22.5% of revenues. Adjusted EBITDA margin is expected to be approximately 6.0%. The anticipated year-over-year improvement in consolidated adjusted EBITDA margin reflects our ability to gain operating leverage as the business grows. Based on these expectations, full year consolidated revenues are projected to be approximately $940 million, an increase over 2010 of approximately 36% and 9% as reported and pro forma, respectively.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation’s largest provider of comprehensive healthcare staffing and workforce solutions. As the leading provider of travel nurse, per diem (local) nurse, allied and locum tenens (temporary physician) staffing and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States. AMN Healthcare is also the nation’s largest provider of clinical staffing managed services programs and recruitment process outsourcing solutions. Settings staffed include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN Healthcare also provides home healthcare services in select regions. For more information, visit http://www.amnhealthcare.com.

Conference Call on November 3, 2011

AMN Healthcare Services, Inc.’s third quarter 2011 conference call will be held on Thursday, November 3, 2011, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1074 in the U.S. or (612) 288-0329 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on November 3, 2011, and can be accessed until 11:59 p.m. Eastern Time on November 24, 2011, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 218823.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding fourth quarter revenue, revenue growth, gross margin, SG&A, adjusted EBITDA margin and the sale of the home healthcare offices. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenue	$242,299	$176,313	$234,537	$706,238	$468,889
Cost of revenue	173,582	127,995	169,550	504,656	339,356

Gross profit	68,717	48,318	64,987	201,582	129,533

	28.4%	27.4%	27.7%	28.5%	27.6%
Operating expenses:
Selling, general and administrative	53,840	46,762	52,646	159,428	113,306
	22.2%	26.5%	22.4%	22.6%	24.2%
Depreciation and amortization	3,954	3,787	4,119	12,538	10,248
Impairment charges	31,198	49,782	0	31,198	49,782
Total operating expenses	88,992	100,331	56,765	203,164	173,336

Income (loss) from operations	(20,275)	(52,013)	8,222	(1,582)	(43,803)
Interest expense, net	7,023	8,793	5,589	18,123	14,013

Income (loss) before income taxes	(27,298)	(60,806)	2,633	(19,705)	(57,816)
Income tax expense (benefit)	(399)	(9,516)	1,820	4,125	(7,443)

Net income (loss)	$(26,899)	$(51,290)	$813	$(23,830)	$(50,373)

Net income (loss) per common share:
Basic	$(0.67)	$(1.48)	$0.02	$(0.60)	$(1.52)

Diluted	$(0.67)	$(1.48)	$0.02	$(0.60)	$(1.52)

Weighted average common shares outstanding:
Basic	40,327	34,777	39,629	39,736	33,397

Diluted	40,327	34,777	45,981	39,736	33,397

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenue
Nurse and allied healthcare staffing	$147,738	$93,059	$140,029	$422,541	$243,855
Locum tenens staffing	72,080	69,555	71,098	213,367	195,292
Physician permanent placement services	9,189	8,676	9,475	29,506	24,719
Home healthcare services	13,292	5,023	13,935	40,824	5,023

	$242,299	$176,313	$234,537	$706,238	$468,889

Reconciliation of Non-GAAP Items:
Segment Operating Income(1)
Nurse and allied healthcare staffing	$15,197	$8,602	$14,420	$44,736	$24,586
Locum tenens staffing	6,283	5,364	5,465	17,759	17,234
Physician permanent placement services	2,142	1,699	2,511	8,470	5,643
Home healthcare services	702	469	365	2,030	469

	24,324	16,134	22,761	72,995	47,932
Unallocated corporate overhead	7,539	6,353	7,506	22,739	17,997

Adjusted EBITDA(2)	16,785	9,781	15,255	50,256	29,935
Depreciation and amortization	3,954	3,787	4,119	12,538	10,248
Stock-based compensation	1,697	1,955	1,723	5,409	6,344
Acquisition related costs	211	6,270	1,191	2,693	7,364
Impairment charges	31,198	49,782	0	31,198	49,782
Interest expense, net	7,023	8,793	5,589	18,123	14,013

Income (loss) before income taxes	(27,298)	(60,806)	2,633	(19,705)	(57,816)
Income tax expense (benefit)	(399)	(9,516)	1,820	4,125	(7,443)

Net income (loss)	$(26,899)	$(51,290)	$813	$(23,830)	$(50,373)

GAAP based diluted net income (loss) per share (EPS)	$(0.67)	$(1.48)	$0.02	$(0.60)	$(1.52)
Adjustments:
Acquisition related costs	0.00	0.13	0.01	0.04	0.16
Impairment charges	0.70	1.25		0.69	1.28
Financing costs	0.02	0.09		0.02	0.11
Impact of assumed preferred dividends		0.01			0.01

Adjusted diluted earnings per share (3)	$0.05	$0.00	$0.03	$0.15	$0.04

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Gross Margin
Nurse and allied healthcare staffing	26.6%	25.7%	25.8%	26.6%	25.8%
Locum tenens staffing	26.0%	25.3%	25.5%	25.9%	25.9%
Physician permanent placement services	60.5%	56.2%	62.4%	63.4%	57.0%
Home healthcare services	38.0%	37.4%	34.5%	36.9%	37.4%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(4)	5,300	3,220	5,161	5,172	2,733
Revenue per traveler per day(5)	$302.99	$314.09	$298.16	$299.26	$326.84
Gross profit per traveler per day(5)	$80.70	$80.87	$76.95	$79.72	$84.47

Locum tenens staffing
Days filled(6)	51,292	49,931	50,833	151,585	139,453
Revenue per day filled(6)	$1,405.29	$1,393.02	$1,398.66	$1,407.57	$1,400.41
Gross profit per day filled(6)	$365.64	$352.54	$356.38	$364.62	$362.47

(1)	Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment charges, unallocated corporate overhead, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.
(2)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, impairment charges and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income (loss) as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA provides an effective measure of the company’s results, as it excludes certain items that management believes are not indicative of the company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the statement of operations, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(3)	Adjusted EPS represents GAAP EPS excluding the impact of acquisition related costs, impairment charges, financing costs and accumulated preferred stock dividends. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net income (loss) per share as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.
(4)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(5)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2011	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$4,643	$7,924	$1,883
Accounts receivable, net	143,938	138,954	127,464
Accounts receivable, subcontractor	17,441	15,702	17,082
Prepaid expenses	6,032	7,382	6,969
Income taxes receivable	2,210	2,014	3,760
Deferred income taxes, net	19,938	18,701	20,170
Other current assets	3,250	2,798	1,933

Total current assets	197,452	193,475	179,261
Restricted cash and cash equivalents	18,250	18,242	20,961
Fixed assets, net	18,134	19,231	21,777
Deposits and other assets	19,769	19,656	20,116
Deferred income taxes, net	243	243	243
Goodwill	130,089	154,485	154,176
Intangible assets, net	153,465	161,948	165,576

Total assets	$537,402	$567,280	$562,110

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$4,779	$4,190	$4,463
Accounts payable and accrued expenses	47,198	42,930	45,867
Accrued compensation and benefits	43,500	45,912	38,060
Revolving credit facility	3,000	5,000	—
Current portion of notes payable	20,812	18,500	13,875
Deferred revenue	2,585	3,586	7,191
Other current liabilities	6,812	7,241	8,437

Total current liabilities	128,686	127,359	117,893
Notes payable, less current portion and discount	185,767	192,328	200,811
Other long-term liabilities	62,484	61,922	61,575

Total liabilities	376,937	381,609	380,279

Preferred Stock	24,388	27,720	28,376
Stockholders’ equity	136,077	157,951	153,455

Total liabilities and stockholders’ equity	$537,402	$567,280	$562,110

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Net cash provided by (used in) operating activities	$4,881	$(15,021)	$2,354	$12,799	$3,240
Net cash provided by (used in) investing activities	(1,107)	(3,835)	1,955	(839)	(4,041)
Net cash used in financing activities	(7,087)	(20,462)	(318)	(9,230)	(24,209)
Effect of exchange rates on cash	32	27	(1)	30	34

Net increase (decrease) in cash and cash equivalents	(3,281)	(39,291)	3,990	2,760	(24,976)
Cash and cash equivalents at beginning of period	7,924	41,368	3,934	1,883	27,053

Cash and cash equivalents at end of period	$4,643	$2,077	$7,924	$4,643	$2,077